EXHIBIT 5.1

John E. Lux, Esq.

Attorney at Law

1629 K Street, Suite 300

Washington, DC 20006

(202) 780-1000

Admitted in Maryland and the District of Columbia

March 12, 2018

Board of Directors

Castle Bridge Impact Media, Inc.

3 Banyatelep

Visegrad 2025 Hungary

Ladies and Gentlemen:

I have acted, at your request, as special counsel to Castle Bridge Impact Media, Inc., a Nevada corporation, (“Castle Bridge Impact Media”) for the purpose of rendering an opinion as to the legality of 2,000,000 shares of Castle Bridge Impact Media' common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by Castle Bridge Impact Media pursuant to an offering statement to be filed solely pursuant to a registration statement on Form S-1, under the Securities Act of 1933, as amended, by Castle Bridge Impact Media with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Castle Bridge Impact Media and all amendments thereto, the By-Laws of Castle Bridge Impact Media, selected proceedings of the board of directors of Castle Bridge Impact Media authorizing the issuance of the Shares, certificates of officers of Castle Bridge Impact Media and of public officials, and such other documents of Castle Bridge Impact Media and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Castle Bridge Impact Media, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Castle Bridge Impact Media against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

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I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto in the offering materials contained in the offering statement.

Very truly yours,

John E. Lux

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